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                                                                   EXHIBIT 99.16


                         UNITED STATES DISTRICT COURT
                        CENTRAL DISTRICT OF CALIFORNIA

                            CIVIL MINUTES - GENERAL
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CASE NO.   SA CV 95 - 1095 - LHM (EEx)                        DATE    4/12/96
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TITLE      Giant Group v. Foley, et al.
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DOCKET ENTRY

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PRESENT:

       HON. Linda H. McLaughlin, JUDGE
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                 Debra Beard                          None Present
            ---------------------                 --------------------
                 Deputy Clerk                        Court Reporter


ATTORNEYS PRESENT FOR PLAINTIFFS:           ATTORNEYS PRESENT FOR DEFENDANTS:
          None Present                                 None Present


PROCEEDINGS:     MOTION TO DISMISS

         IN CHAMBERS:

         The Court had read and considered the Second Amended Counterclaims, counterclaim defendants' motion to dismiss, counterclaim plaintiffs' opposition, and counterclaim defendants' reply. Pursuant to F.R.Civ.P. 78 and Local Rule 7.11, based on the papers submitted by the parties and applicable law, the Court now rules as follows:

         RULING: For the reasons discussed below, counterclaim defendants' motion to dismiss is DENIED as to counterclaims one, three and four; counterclaim two re: invalidity of the exchange offer is DISMISSED.

         (1) MOTION TO DISMISS. In considering a motion to dismiss, all factual allegations in the complaint must

MINUTES FORM 11                            INITIALS OF DEPUTY CLERK ____

CIVIL-GEN                           D - M





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CASE NO.   SA CV 95 - 1095 - LHM (EEx)                        DATE    4/12/96
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TITLE      Giant Group v. Foley, et al.
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PROCEEDINGS CONTINUED:



         be accepted as true and all inferences therefrom must be drawn in the light most favorable to the plaintiff; dismissal is unwarranted "unless it appears beyond doubt that the plaintiff can prove no set of facts in support of the claim that would entitle [the plaintiff] to relief." Conley v. Gibson, 355 U.S. 41, 45-46 (1957); Miller v. Glen & Helen Aircraft, Inc., 777 F.2d 496, 498 (9th Cir. 1985).

         (2) COUNTERCLAIM ONE. A shareholder may maintain an individual action against a corporation only if he has sustained a "special injury," which has been defined as "a wrong inflicted upon him alone or a wrong affecting any particular right which he is asserting,-- such as his pre-emptive rights as a stockholder, rights involving the control of the corporation, or a wrong affecting the stockholders and not the corporation." Lipton v. News International, 514 A.2d 1075, 1078 (Del. 1986) (quoting Elster v. American Airlines, 100 A.2d 219, 222 (Del.Ch. 1953)). Ultimately, the Court must look to "whether the plaintiff has alleged a 'special' injury, in whatever form." Id.

                 Enhanced judicial scrutiny applies "whenever the record reflects that a board of directors took defensive measures in response to a 'perceived threat to corporate policy and effectiveness which touches upon issues of control.'" In re Santa Fe Pacific Corporation Shareholder Litigation, 669 A.2d 59, 71 (Del. 1995) (quoting Unitrin, Inc. v. American General Corp., 651 A.2d 1361, 1372 n.9 (Del. 1995)).

                 Based on the pleadings, Fidelity has alleged a special injury. A consideration of Giant's arguments to the contrary would require the Court to look beyond the pleadings.

                 Fidelity also has alleged that the counterclaim defendants took defensive measures in response to a perceived threat to corporate policy and effectiveness that touched upon issues of control. Accordingly, Fidelity's allegations are sufficient to withstand Giant's motion to dismiss on the grounds of the business judgment rule.

                 In sum, the counterclaim defendants' motion to dismiss is denied as to the first counterclaim.





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CASE NO.   SA CV 95 - 1095 - LHM (EEx)                        DATE    4/12/96
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TITLE      Giant Group v. Foley, et al.
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PROCEEDINGS CONTINUED:



         (3) COUNTERCLAIM TWO. Counterclaim plaintiffs admit that their second claim re: invalidity of the exchange offer is moot.

                 Accordingly, counterclaim plaintiffs' second counterclaim is dismissed.

         (4) CLAIMS THREE AND FOUR. Under California Civil Code section 47, a publication or broadcast made "[i]n any judicial proceeding" is privileged and, therefore, is shielded from defamation liability. Shahvar v. Superior Court, 25 Cal. App. 4th 653, 657, 30 Cal.Rptr.2d 597 (1994). The "judicial proceeding" privilege applies to "any communication (1) made in judicial or quasi-judicial proceedings; (2) by litigants or other participants authorized by law; (3) to achieve the objects of the litigation; and (4) that have [sic] some connection or logical relation to the action." Id. (quoting Silberg v. Anderson, 50 Cal. 3d 205, 212, 786 P.2d 365, 266 Cal.Rptr. 638 (1990)).
         However, "statements about existing or anticipated litigation by a party or the party's attorney to the news media, when the news media is neither a party to nor a participant in the litigation, are not privileged." Id., at 659.

                 Here, the press release that is the subject of counterclaims 3 and 4 was a statement about existing litigation by a party to the news media where the news media was neither a party nor a participant in the litigation. Therefore, the statements made to the press are not privileged.

                 Accordingly, counterclaim defendants' motion to dismiss is denied with respect to counterclaims three and four.





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